UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported: March 7, 2017

Function(x) Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-13803	33-0637631
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

902 Broadway, 11th Floor New York, New York (Address of principal executive offices)	10010 (Zip Code)

(212) 231-0092
(Registrant’s Telephone Number, including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions ( see General Instruction A.2 below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement

On March 7, 2017, Function(x) Inc., (“Function(x)” or the “Company”), entered into a Binding Term Sheet (the “Binding Term Sheet”) with BumpClick LLC. (“BumpClick”). In connection with the Binding Term Sheet, Function(x) will purchase all of the equity interests of BumpClick (the “Transaction”) from Sean Beckner (“Beckner”).

As consideration for the equity interests in BumpClick, Beckner will receive the following consideration on the closing date of the Transaction (the “Closing Date”):

•	Ten Million Dollars ($10,000,000) in cash, and

•
Fifteen Million Dollars ($15,000,000) in shares of the Company’s common stock (the “Closing Date Shares”), valued at the weighted average closing price of such common shares of the Company for the fifteen (15) trading day period prior to the closing of the Transaction. Six Million Dollars ($6,000,000) in value of such shares shall be held in escrow, and shall be released based upon the achievement of certain performance criteria.

•
In the event that a certain software platform owned by BumpClick is (a) sold or (b) exclusively licensed, or (c) eighteen (18) months after the closing of the Transaction, whichever occurs first, the Company shall pay Beckner 20% of the value of the software platform. Such amount can be paid in cash or shares of the Company’s common stock, at the Company’s option.

•	Beckner shall sign an employment agreement with the Company.

Also as consideration, key employees of BumpClick will participate in the Function(x) equity incentive plan, and the Company will grant each key employee at least 100,000 qualified options or restricted stock units each year of employment. Beckner will be included in any incentive program that the Company may maintain relating to incentives for achievement of market capitalization targets as well as executive management incentive programs. Additionally, Beckner will be appointed President of the Company.

The Transaction is subject to a number of conditions precedent that must be satisfied prior to the Closing Date. The conditions precedent are detailed in the Binding Term Sheet. There is no assurance that the Transaction will close, or that the terms of the Transaction as set forth in the definitive documents, if any, will be the same as those in the Binding Term Sheet.

A copy of the Binding Term Sheet is filed with this Current Report on Form 8-K as Exhibit 2.1, and is incorporated herein by reference. The foregoing description of the Binding Term Sheet is qualified in their entirety by reference to the full text of the Binding Term Sheet filed with this Current Report on Form 8-K.

The Binding Term Sheet has been included to provide investors with information regarding the terms of the Transaction.  The Biding Term Sheet is not intended to provide any other factual information about the Company, BumpClick or their respective subsidiaries or affiliates. To the extent the Binding Term Sheet contains representations or warranties, the assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with the execution of such term sheet. Accordingly, you should read the representations and warranties in the Binding Term Sheet and the definitive documents to be prepared in connection therewith not in isolation but only in conjunction with the other information about Function(x), BumpClick and their respective subsidiaries that are included in reports, statements and other filings made by Function(x) with the Securities and Exchange Commission.

Item 8.01. Other Events.

On March 7, 2017, the Company issued a press release relating to entering into the Binding Term Sheet. A copy of the press release is attached as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Binding Term Sheet, dated March 7, 2017 between Function(x) Inc. and BumpClick LLC
99.1	Press Release, dated March 7, 2017

 Additional Information about the Transaction and Forward-Looking Statements

This document contains forward-looking statements concerning the Transaction, future financial and operating results, benefits and synergies of the Transaction, future opportunities for the combined businesses and any other statements regarding events or developments that the parties believe or anticipate will or may occur in the future. Risks and uncertainties may cause actual results and benefits of the Transaction to differ materially from management expectations. Potential risks and uncertainties include, among others: general economic conditions and conditions affecting the industries in which DraftDay and Rant operate. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s SEC filings, including the Company’s Annual Report on Form 10-K for the year ended June 30, 2016 and Quarterly Report on Form 10-Q for the quarterly period ending December 31, 2016. These forward-looking statements speak only as of the date of this communication and Viggle assumes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUNCTION(X) INC.

Date: March 7, 2017	By:	/s/ Mitchell J. Nelson
Name: Mitchell J. Nelson
Title: Executive Vice President